Exhibit 99.1
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES CONSUMMATION
OF MERGER WITH TRIAD HOSPITALS, INC. AND COMPLETION OF
REFINANCING TRANSACTIONS
FRANKLIN, Tenn. (July 25, 2007) — Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today the consummation of its previously announced merger with Triad Hospitals, Inc. (“Triad”) (former NYSE: TRI), as a result of which Triad has become a wholly-owned subsidiary of the Company. Pursuant to the merger agreement, the former stockholders of Triad will receive $54 in cash for each share of Triad common stock. In connection with the merger, a subsidiary of the Company entered into a new $7,215 million credit facility and issued $3,021 million aggregate principal amount of its senior notes, each guaranteed by the Company and by certain of the Company’s subsidiaries. Additionally, in connection with the merger, the Company and Triad each accepted for payment notes tendered in their previously-announced tender offers and consent solicitations.
“We are extremely pleased and excited to have concluded this series of complex and unique transactions,” said Wayne T. Smith, Chairman, Chief Executive Officer and President of Community Health Systems, Inc. “While the acquisition and financial transactions completed today are of great note to the business, investor, and financial communities, the real beneficiaries of today’s events will be the local communities where our hospitals and their employees and associated medical staffs serve. We look forward to the opportunities ahead as we apply our consistent and disciplined approach to the provision of high quality healthcare in local communities across the United States.”
The combination, which was announced March 19, 2007, was approved by Triad’s stockholders at a meeting held on June 12, 2007. Triad stock ceased to trade on the NYSE effective as of July 25, 2007. Shares of Triad now represent only the right to receive $54 per share in cash. Triad’s paying agent, National City Bank, will distribute a Letter of Transmittal to Triad stockholders with instructions on how they may receive the merger consideration. Questions regarding how to surrender stock certificate(s), or to request additional copies of the Letter of Transmittal, should be directed to the Paying Agent by phone at (800) 622-6757 or by mail at National City Bank, Shareholder Services Operations, P.O. Box 94720, Cleveland, OH 44101-4720.
In connection with the consummation of the merger, a wholly-owned subsidiary of the Company, CHS/Community Health Systems, Inc. (the “Issuer”), obtained $7,215 million of senior secured financing under a new credit facility (the “Credit Facility”) and issued $3,021 million aggregate principal amount of its 8 7/8% Senior Notes due 2015 (the “Notes”) at the closing of the merger. The Notes will be senior obligations of the Issuer and will be guaranteed on a senior basis by the Company and by certain of the Company’s subsidiaries. The Credit Facility will be guaranteed by the Company and certain of the Company’s subsidiaries and will be secured by substantially all the assets of the Company, the Issuer and the guaranteeing subsidiaries. The Company used the proceeds of $6,065 million of term loans under the new credit facility and the net proceeds from the Notes offering to pay the consideration under the merger agreement and related transactions, to refinance certain of its indebtedness and indebtedness of Triad, to pay certain costs and expenses of the transactions, and for general corporate uses. A $750 million revolving credit facility, of which up to $200 million could be made available through a letter of credit facility, and a $400 million delayed draw term loan facility, are available to the Issuer for working capital and general corporate purposes under the new credit facility.
Also in connection with the consummation of the merger and in connection with its previously announced tender offer and consent solicitation (the “CHS Offer”), the Company announced today that it received tenders and consents of approximately 99.9% or $299,996,000 of the $300,000,000 outstanding aggregate principal amount of its 6 1/2% Senior Subordinated Notes due 2012 (the “Old CHS Notes”) prior to 5:00 p.m., New York City time, on July 24, 2007, which constitute the required consents to amend the indenture governing the Old CHS Notes. The Company also announced that Triad had received tenders and consents of approximately (i) 99.88% or $599,309,000 of the $600,000,000 outstanding aggregate principal amount of its 7% Senior Notes due 2012 (the “Old Triad 2012 Notes”) and (ii) 99.83% or $599,030,000 of the $600,000,000 outstanding aggregate principal
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CYH Announces Consummation of Merger with Triad Hospitals, Inc.
and Completion of Refinancing Transactions

July 25, 2007
amount of its 7% Senior Subordinated Notes due 2013 (the “Old Triad 2013 Notes,” and together with the Old Triad 2012 Notes, the “Old Triad Notes”), each prior to 5:00 p.m., New York City time, on July 24, 2007, in connection with its previously announced tender offers and consent solicitations (“Triad Offers” and together with the CHS Offer, the “Offers”), which constitute the required consents to amend the indenture governing the Old Triad Notes.
On July 25, 2007, the Company elected to accept for payment all Old CHS Notes that had been properly tendered and not properly withdrawn prior to such time, together with the related consents. The Company paid approximately $315 million in connection with the CHS Offer, including approximately $2 million in accrued and unpaid interest, to holders of the Old CHS Notes and Triad paid (i) approximately $634 million in connection with the tender offer and consent solicitation of the Old Triad 2012 Notes, including approximately $8 million in accrued and unpaid interest, to holders of the Old Triad 2012 Notes and (ii) approximately $638 million in connection with the tender offer and consent solicitation of the Old Triad 2013 Notes, including approximately $8 million in accrued and unpaid interest, to holders of the Old Triad 2013 Notes. Accordingly, the effective time in connection with the CHS Offer occurred on July 25, 2007, at 7:00 a.m., New York City time and the effective time in connection with the Triad Offers occurred on July 25, 2007, at 12:00 p.m., New York City time.
In addition, the supplemental indenture effecting the amendments to the indenture relating to the Old CHS Notes contemplated by the CHS Offer was executed on July 24, 2007, by the Company and U.S. Bank National Association, as trustee; and the supplemental indentures effecting the amendments to the indentures relating to the Old Triad Notes contemplated by the Triad Offers were executed on July 24, 2007, by the Company and U.S. Bank National Association, as trustee. The amendments modified or eliminated substantially all of the restrictive covenants and eliminated certain events of default contained in the indentures.
The Offers are being made solely by means of the applicable tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Old CHS Notes, the Old Triad Notes or any other securities of the Company or Triad. It also is not a solicitation of consents with respect to the Old CHS Notes, the Old Triad Notes or any other securities of the Company or Triad. No recommendation is made as to whether holders of the Notes should tender their Old CHS Notes or Old Triad Notes or give their consent.
The Offers will expire at 12:00 midnight, New York City time, on July 30, 2007, unless further extended or earlier terminated by the Company or Triad, as applicable. The Company and Triad each reserve the right to terminate, withdraw or amend the applicable Offers at any time subject to applicable law. Except for the previously announced extensions of the price determination date and expiration date of the Offer, the complete terms and conditions of the Offers are set forth in the respective tender offer documents which have been sent to holders of the Old CHS Notes and Old Triad Notes. Holders are urged to read the tender offer documents carefully.
The Company and Triad have retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Wachovia Securities to act as Dealer Managers in connection with the Offers. Questions about the Offers may be directed to Credit Suisse at (212) 325-7596 (collect) or Wachovia Securities at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc., the information agent for the Offers, at (800) 769-7666 (toll free) or (212) 269-5550 (collect).

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is the largest publicly-traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates approximately 132 hospitals in 28 states and one in Ireland, with an aggregate of approximately 19,200 licensed beds. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. In addition, through its QHR subsidiary, the Company provides management and consulting services to independent general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
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CYH Announces Consummation of Merger with Triad Hospitals, Inc.
and Completion of Refinancing Transactions

July 25, 2007
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, risks related to the completion of pending transactions, and the obtaining of all anticipated debt financing in connection with such transactions, and the integration of Triad with our existing business, increases in interest rates and operating costs, general volatility of the capital markets, our ability to access the capital markets, changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other documents filed by the Company with the Securities and Exchange Commission from time to time, as well as those discussed in the documents filed by Triad with the Securities and Exchange Commission from time to time, including Triad’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q . All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 465-7000

Media Contact:	Rosemary Plorin (Tennessee) Lovell Communications (615) 943-1642
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